EXHIBIT 2.1


                               LOCK-UP AGREEMENT

     THIS AGREEMENT made as of the 18th day of December, 1997;

BETWEEN:
                            SMITHFIELD FOODS, INC., a corporation
                            incorporated under the laws of the
                            Commonwealth of Virginia
                            (hereinafter referred to as "SFI")
                                    - and -
                            THE MEMBERS OF THE SCHNEIDER
                            FAMILY individually or through holding
                            companies as set out in Schedule B to this Agreement (hereinafter referred to as the "Family")


     WHEREAS a take-over bid has been made by SCH Acquisition Inc., a subsidiary of Maple Leaf Foods Inc., for all the outstanding shares of Schneider Corporation (the "Company");

     AND WHEREAS SFI has agreed to cause its subsidiary to offer to acquire all the outstanding shares of the Company and the Family has agreed to tender their shares of the Company into the offer;

     AND WHEREAS the Family owns 549,587 common shares and 1,019,212 Class A shares of the Company (the "Family Shares");

     NOW THEREFORE, in consideration of the mutual covenants set out herein, SFI and the Family agree as follows:


1. Tender Offer

   A. SFI agrees to incorporate a new single purpose Canadian subsidiary (the "Offeror") and to cause the Offeror to make an offer (the "Tender Offer") to purchase any and all outstanding Common Shares, Class A Shares and options to purchase Common Shares and Class A Shares of the Company on the terms set out in this Agreement. Pursuant to the Tender Offer, the Offeror will offer to acquire each Common Share and Class A Share for 0.5415 of an Exchangeable Share of the Offeror. The Exchangeable Shares will entitle their holders to dividends economically equivalent to dividends paid on SFI common shares and will entitle the holders to vote at meetings of the stockholders of SFI. They will also be exchangeable (one for one) at any time for SFI common stock at the option of the holder and will be redeemed, if not previously exchanged, at the expiry of ten years after the effective date of the transaction. The Company will become a subsidiary of SFI upon consummation of the Tender Offer. SFI will use its best efforts, acting in a commercially reasonable manner, to have the Exchangeable Shares listed for trading on a Canadian stock exchange. SFI will enter into such support agreements and other arrangements as are customary to give effect to all of the foregoing. The only conditions attaching to the Tender Offer shall be as set out on Schedule A.

   B. The Tender Offer shall provide that the currently outstanding options to purchase the Company's Shares that are in the money (Cdn. $25 less option exercise price) shall be exchangeable for Exchangeable Shares, which will in turn be exchangeable for SFI common shares having an issue price of U.S. $32.50. For this purpose, SFI will reserve 145,978 common shares for issuance.

   C. SFI agrees to file with the Securities and Exchange Commission in the United States as soon after the date hereof as reasonably practicable, a registration statement to register the Exchangeable Shares and the common shares of SFI issuable on the exchange of the Exchangeable Shares. SFI will thereby cause its common shares issued on the exchange of Exchangeable Shares to be freely tradeable in the United States. SFI shall mail its Tender Offer documentation to shareholders as soon as practicable and in any event within 90 days of the date of this Agreement unless the delay is due solely to the regulatory review process.

   D. SFI agrees to use its best efforts, acting in a commercially reasonable manner, to obtain all regulatory orders and consents required in connection with the Tender Offer and to otherwise complete the Tender Offer by taking up and paying for the Shares of the Company, including the Family Shares, deposited into the Tender Offer.


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

   E. The Family shall tender all of the Family Shares under the Tender Offer within three business days after the Tender Offer documentation is mailed to shareholders and, notwithstanding rights of withdrawal otherwise available under applicable securities legislation, shall not withdraw any of the Family Shares unless section 5 of this Agreement shall be applicable.

   F. The Family agrees not to sell, transfer, pledge or otherwise encumber the Family Shares while this Agreement remains in effect except pursuant to the terms of this Agreement.

   G. The Family agrees to use its best efforts, acting in a commercially reasonable manner, to take such further steps as may be within its rights as a shareholder of the Company as are necessary to give effect to the terms of this Agreement including such steps as may be necessary to prevent the Company from entering into any agreement or taking any step that would lead to a material change at the Company or otherwise frustrate SFI's ability to complete the Tender Offer. The Family shall not solicit any third parties for the purchase of the Family Shares or otherwise take any action that would interfere with or delay the completion of the transactions described herein provided that the Family shall be deemed not to be in breach of this Agreement if it takes such steps to prevent such action even if the Company nonetheless proceeds with that action.

     H. SFI shall reserve for issuance sufficient common shares to meet its obligations under this Agreement.


2. Representations and Warranties of The Family

     Each member of the Family hereby represents and warrants to SFI as follows:

   (a) if it is a company, it is a validly subsisting corporation and has all necessary corporate power and authority to execute and deliver this Agreement and to sell its Shares and to perform its obligations hereunder;


   (b) this Agreement has been duly executed and delivered by and on its behalf and constitutes a valid and binding obligation of the Family member enforceable in accordance with its terms;

   (c) the Family member is the sole beneficial and registered owner of all Shares listed on Schedule B beside the Family member's name, free and clear of any mortgages, liens or other encumbrances (except those created hereunder);

   (d) no person, firm or corporation has any agreement or option for the purchase or other acquisition of the Family Shares except for SFI pursuant hereto;

   (e) the Family has had full knowledge and access to information concerning the Company such that the underlying value of the Company was a material factor considered by such member of the Family in arriving at the ratio for exchanging Common Shares and Class A Shares of the Company for Exchangeable Shares. There are no non-financial factors or factors peculiar to the Family which are considered relevant by the Family in assessing such exchange ratio which have the effect of reducing the price which would otherwise have been considered acceptable by the Family; and

   (f) the Company has waived both its Shareholder Rights Plan and the restrictions in the Confidentiality Agreement signed by SFI with the Company in respect of the Tender Offer.


3. Representations and Warranties of SFI

     SFI hereby represents and warrants to the Family as follows:

   (a) SFI is a validly subsisting corporation and has all necessary corporate power and authority to execute and deliver this agreement, to undertake the transactions described in this Agreement and to perform its obligations hereunder;

   (b) the entering into of this Agreement by SFI has been duly authorized by all necessary corporate action on the part of SFI;

   (c) this Agreement has been duly executed and delivered by and on behalf of SFI and constitutes a valid and binding obligation of SFI enforceable in accordance with its terms;

   (d) the execution and delivery of this Agreement and the performance by SFI of its obligations hereunder does not conflict with or breach in any material respect (i) the articles or by-laws of SFI or the resolutions of its directors or shareholders or any committee thereof, (ii) any contract binding on SFI, or (iii) any law or order applicable to SFI or its business;


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

   (e) the public filings made by SFI under U.S. securities legislation do not contain any material mis-statement or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and

   (f) there has been no material change in the business, operations or capital of SFI which has not previously been publicly disclosed, nor has there been any other material fact concerning the business, assets, liabilities, capital, prospects, financial condition or affairs of SFI which has not been previously publicly disclosed.


4. Survival and Effect of Representations and Warranties

   A. The representations and warranties made hereunder by each of the parties shall be deemed to be repeated by such party at the time the Tender Offer is made and when the Family Shares are taken up and paid for under the Tender Offer.

   B. All representations and warranties shall survive for a period of three years from the date on which SFI (or its subsidiary) takes up shares under the Tender Offer.


5. Termination of Obligations of The Family

     The obligations of the Family hereunder shall terminate, subject to its rights and recourses, if any, available hereunder or at law, if SFI, through its subsidiary, fails to make the Tender Offer in accordance with the terms of this Agreement as soon as practicable and in any event within 90 days of the date of this Agreement or such later date as may be contemplated by Section 1C hereof or, SFI having made the Tender Offer and all conditions thereto having been satisfied or waived, SFI through its subsidiary shall fail to take-up and pay for the Family Shares. Notwithstanding any such termination, SFI shall continue to be entitled to pursue any remedies that may be available to it pursuant to this Agreement or otherwise at law if the Family shall have failed to perform any of its covenants set out herein or if any representation and warranty made by the Family herein shall be untrue or incorrect.


6. Authorized Family Representatives

     Each member of the Family hereby designates Anne Fontana and Eric Schneider (collectively the "Family Representatives") to represent such member in all dealings with SFI in connection with this Agreement. Any notice provided to Anne Fontana and Eric Schneider shall be deemed provided to all Family members and any representation or commitment made by Anne Fontana and Eric Schneider to SFI shall be deemed to have been made on behalf of all Family members and shall be binding on them.


7. Nominee on SFI Board

     SFI covenants to use its reasonable commercial efforts to have a representative of the Family appointed to its Board of Directors at its next annual shareholders meeting. A statement in writing executed by the Family Representatives to the effect that any individual has been selected the board nominee shall be conclusive evidence of such individual's nomination to the board by the Family.


8. No Resale of Family Shares or Sale of Company Assets

     SFI covenants and agrees that it will not resell any shares of the Company or cause to be sold any substantial portion of the assets thereof within the period of two years from the date SFI takes up and pays for Company Shares under the Tender Offer.


9. Pooling of Interests

     SFI intends to account for its acquisition of the Company on a "pooling of interests" basis. The Family agrees to enter into such reasonable agreements as may be necessary with respect to not trading its Exchangeable Shares for a period of time so that SFI will achieve "pooling of interests" accounting. The inability of SFI to so account for the acquisition shall not release the Family from its obligations hereunder.


10. Disclosure

   A. Except as required by applicable laws or regulations, or as required by any competent governmental, judicial or other authority, or in accordance with the requirements of any stock exchange, this Agreement shall be kept strictly


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

     confidential and neither SFI nor the Family shall make any public announcement or statement with respect to this Agreement, or the proposed transactions, without the approval of the other of them, which approval

     (i) shall not be unreasonably withheld or delayed,
    (ii) may be oral, and
   (iii) may be given on behalf of a party by its counsel.

   B. Each of the Family and SFI shall consult with the other as to the timing and wording of press releases relating to the proposed transactions.


11. Assignment

   A. SFI may assign its rights and obligations under this Agreement to one or more wholly-owned subsidiaries but in such event SFI shall continue to be liable to the Family hereunder for any default in performance by the assignee. This Agreement shall not otherwise be assignable by either party hereto.

   B. This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.


12. Expenses

   Each party to this Agreement shall pay its own expenses incurred in connection with this Agreement and the completion of the transactions contemplated hereby.


13. Time

     Time shall be of the essence of this Agreement in each and every matter or thing herein provided.


14. Notices

   A. SFI agrees that any notices given by it to shareholders of the Company pursuant to or in connection with this Agreement shall concurrently be provided to the Family and its counsel.

   B. Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if delivered or if sent by telecopier or facsimile transmission (provided such transmission is confirmed):

        (a) In the case of SFI, to the following address:

          999 Waterside Drive
          Suite 900
          Norfolk, VA 23510

          Attention: Joseph W. Luter, III
                 Chairman of the Board and Chief Executive Officer

          Fax: (757) 365-3017
          with a copy to:

          999 Waterside Drive
          Suite 900
          Norfolk, VA 23510

          Attention: Aaron D. Trub,
                 Vice-President, Secretary and Treasurer

          Fax: (757) 365-3017
          and, in the case of the Family, to the following address:

          Mr. Eric Schneider
          321 Courtland Avenue East
          P.O. Box 130
          Kitchener, Ontario
          N2G 3X8

          Fax: (519) 749-7420


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

          with a copy to:
          Mr. Paul Mingay
          Borden & Elliot
          Scotia Plaza
          40 King Street West
          Toronto, Ontario
          M5H 3Y4

          Fax: (416) 361-7098

   or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section, and, if so given, the same shall be deemed to have been received on the date of such delivery or sending.


15. Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.


16. Currency

     All sums of money referred to in this Agreement are expressed and shall be payable in Canadian funds.


17. Waivers

     None of the terms, covenants, representations, warranties or conditions hereof may be waived other than by written instrument executed by the parties hereto (or, in the case of the Family, the Family Representatives) entitled to the benefit thereof, and no waiver shall be construed by a failure to exercise or delay in exercising any right or remedy in any one or more circumstances. No waiver in any one or more instances of rights pursuant hereto shall be deemed to be a further or continuing waiver of any condition or of any breach of any other term, covenant, representation or warranty in this Agreement.


18. Entire Agreement

     This Agreement and the documents referred to herein constitute the entire obligations of the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understandings with respect to this transaction. This Agreement may be amended only by an instrument in writing signed by the parties hereto.


19. Counterparts

     This Agreement may be signed in any number of counterparts.

   IN WITNESS WHEREOF the parties have signed this Agreement as of the date set out above.



                                    SMITHFIELD FOODS, INC.

                                    by:  /s/ JOSEPH W. LUTER, III
                                      -------------------------------------
                                      Joseph W. Luter, III
                                      Chairman of the Board and Chief Executive
                                      Officer



                                    THE MEMBERS OF THE SCHNEIDER
                                    FAMILY

                                    by:   Attached Schedule B
                                      -------------------------


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

                                  SCHEDULE A
                          CONDITIONS TO TENDER OFFER

     The Offeror's obligation to take up and pay for the Class A Shares pursuant to the Tender Offer (herein referred to as the "Bid") shall be subject to the condition that the Offeror shall have taken up and paid for Common Shares under the Bid.

     The Offeror's obligation to take up and pay for the Common Shares pursuant to the Bid shall be subject to the following conditions:

     (a) there shall not have occurred or, if there shall have previously occurred, there shall not have been disclosed prior to the commencement of the Bid, any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, financial condition, prospects, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, of the Company which, in the judgment of the Offeror, acting reasonably, is materially adverse to a purchaser of Shares;

     (b) the applicable waiting period under the Competition Act (Canada) shall have expired and the Director of Investigation and Research (the "Director") appointed under the Competition Act (Canada) shall have advised the Offeror that the Director shall not oppose or threaten to oppose the purchase of any of the Shares under the Offers, nor make or threaten to make an application under
Part VIII of the Competition Act (Canada) in respect of the purchase of any of the Shares;

     (c) all governmental or regulatory consents or approvals that the Offeror, in its sole discretion, views as necessary or desirable to enable the Offeror to consummate the Bid shall have been received on terms and conditions satisfactory to the Offeror;

     (d) there shall not be (i) any outstanding act, action, suit or proceeding taken before or by any domestic or foreign arbitrator, court or tribunal or any governmental agency or other regulatory authority or any administrative agency or commission by any elected or appointed public official or private person (including without limitation any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, or (ii) any law, regulation or policy proposed, enacted, promulgated or applied, in each case: (A) to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Shares or the right of the Offeror to own or exercise full rights of ownership of the Shares, (B) which has had or would have a material adverse effect upon the Company or (C) which would prevent completion of the acquisition by the Offeror of the Shares pursuant to a subsequent going-private transaction;

     (e) there shall not exist any prohibition at law against the Offeror taking up and paying for the Shares pursuant to the Bid;

     (f) the Offeror shall not have become aware of, in any document filed by or on behalf of the Company with any securities commissions or similar securities regulatory authority in any of the provinces of Canada prior to the date of the Bid, any untrue statement of material fact or any omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), including without limitation as contained in any annual information form, financial statement, material change report or management proxy circular or in any document so filed or released by the Company to the public;

     (g) the Company shall not, or permit any of its subsidiaries to, have entered into any new agreements, commitments or undertakings of a material nature or undertaken any other material action except in the ordinary course of business;

     (h) the Company shall not have declared or paid any dividend (other than its regular, historical dividend), authorized any redemption of securities or otherwise proposed a distribution of assets to shareholders;

     (i) the Company shall not have entered into any agreement for the issuance of any securities other than with respect to the issuance of shares by the Company pursuant to currently outstanding stock options;

     (j) all stock options or other rights to acquire the Shares that are "out of the money" options or rights shall have been terminated;

     (k) SFI shall have determined in its discretion, acting reasonably, that no material right, franchise or license of the Company or any of its subsidiaries has been or may be impaired (which impairment has not been cured or waived) or otherwise adversely affected, whether as a result of the making of the Bid, the taking up and paying for the Shares deposited under the Bid or otherwise, which might make it inadvisable for the Offeror to proceed with the Bid and/or the taking up and paying for the Shares under the Bid and/or completing a subsequent going-private transaction;


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

     (l) the Company shall have received waivers relating to any change of control provisions in any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them of any of their properties or assets may be bound, except such waivers the absence of which would not in the aggregate materially and adversely affect the Company and its subsidiaries;

     (m) The Schneider Family shall not be in breach of or default under any material provision of the Lock-Up Agreement and neither The Schneider Family nor the Offeror shall have exercised its right to terminate the Lock-Up Agreement or any portion thereof.


                                  SCHEDULE B



                           SCHNEIDER FAMILY MEMBERS



                                                                        Total
                                        No. of          No. of        Number of
              Name                  Common Shares       Class A        Shares               Signatures
--------------------------------   ---------------   ------------   ------------   ---------------------------
Anne C. Fontana ................         1,000            6,200         13,017     /s/ ANNE C. FONTANA
                                         3,783            2,034                   ---------------------------

Harbour Glen ...................            --          293,422        308,912     /s/ BETTY L. SCHNEIDER
Securities Limited                                       15,490                   ---------------------------

Kinspan Investment .............            --          141,490        141,490     /s/ HERBERT J. SCHNEIDER
Limited                                                                            ---------------------------

Laurel Ridge ...................            --          328,930        328,930     /s/ FREDERICK P. SCHNEIDER
Investment Limited                                                                 ---------------------------

Frederick P. Schneider .........         4,236            3,876          8,112     /s/ FREDERICK P. SCHNEIDER
                                                                                   ---------------------------

Jadebridge Investments .........                        227,070        227,070     /s/ JEAN M. HAWKINGS
Limited                                                                            ---------------------------

Eric N. Schneider ..............        24,890              700                    /s/ ERIC N. SCHNEIDER
                                            44                          25,634     ---------------------------

J.M. Schneider Family ..........       515,104                         515,104     /s/ GREGORY SCHNEIDER
Holding Limited                                                                    ---------------------------

Herbert J. Schneider ...........           530                             530     /s/ HERBERT J. SCHNEIDER
                                       -------        -----------      -------     ---------------------------
                                       549,587        1,019,212      1,568,799

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